EXHIBIT 10.5

Zions Bancorporation

2009 - 2011 Value Sharing Plan

Objective: The purpose of the 2009 - 2011 Zions Bancorporation Value Sharing Plan (the “Plan”) is to provide a two-year incentive plan for selected members of the senior management group and other key managers of Zions Bancorporation (the “Company”). It is designed to create long-term shareholder value by focusing the Participant’s attention on improving the Company’s financial results and credit quality over a two-year period.

Eligibility: Selected key members of the senior management group and other key managers of the Company as determined by the Company’s Board of Directors (the “Board”) or its Executive Compensation Committee (the “Committee”).

Effective Date: July 1, 2009, through June 30, 2011 (the “Award Period”).

Payment of Awards: Subject to limitations enumerated in the “Other Administrative Provisions” section of the Plan, the incentive awards, if any, earned under this Plan will be paid within ninety days after the end of the Award Period.

Plan Administrator: The Plan is to be governed and interpreted by the Committee.

How the Plan Works:

1)	Establishment of Award Fund

An Award Fund will be established, the size of which will be based upon two factors: a.) the adjusted Pretax Pre-Provision Earnings (“PTPP Earnings”) during the Award Period, which will be used to calculate a Base Amount, and b.) a Credit Modifier, both of which are more fully outlined in the “Calculation Methodology,” below.

2)	Participation Units

Each Participant designated by the Committee shall be awarded a specific number of Participation Units (“Units”), representing a pro-rata claim, in proportion to the total number of designated Units, on any Award Fund established under this Plan during the Award Period.

3)	Calculation Methodology

The total Award Fund shall consist of a Base Amount, which shall be further modified by a Credit Modifier.

The Base Amount of the Award Fund shall be established as follows:

The minimum cumulative PTPP Earnings which must be achieved during the Award Period shall equal 4.00 x the PTPP Earnings during the six-month period from January 1, 2009 to June 30 , 2009 (the “Base Period”), or $2,045,996,000 (representing 0% growth compounded semi-annually), and shall produce a Base Amount in the Award fund of $.50 per Unit.

The target cumulative PTPP Earnings during the Award Period shall equal 4.1266 x the Base Period PTPP Earnings, or $2,110,752,000 (representing 2.5% growth compounded semi-annually), and shall produce a Base Amount in the Award fund of $1.00 per Unit.

The maximum cumulative PTPP Earnings during the Award Period which shall be used in calculating the Base Amount will be 4.2563 x the Base Period PTPP Earnings, or $2,177,093,000 (representing 5.0% growth compounded semi-annually), and shall produce a Base Amount in the Award Fund of $1.50 per Unit.

PTPP Earnings amounts greater than the minimum and less than the maximum thresholds will be interpolated in determining the Base Amount of the Award Fund. Each  1/2 percentage point of annual growth in PTPP Earnings, up to 5.0%, produces a $.10 increase in the value of a Unit above the $.50 value that results from 0% growth.

The Base Amount of the Award Fund will be multiplied by a factor, the Credit Modifier, as defined below. The Credit Modifier may increase or decrease the Base Amount by up to 100%.

Definitions:

A) PTPP Earnings is defined as the total of the following items during the Award Period:

1.	Cumulative taxable-equivalent net interest income plus non-interest income (taxable-equivalent revenue);

a.	plus, net securities valuation and impairment losses or (gains) recognized through the income statement;

b.	less, the accretion of discount recognized in income from securities acquired from Lockhart Funding, LLC during the first half of 2009;

c.	plus, an adjustment representing the income that would otherwise have been recognized during the Award Period from interest rate swaps terminated in the second quarter of 2009;

d.	less, gains or (losses) from the termination or ineffectiveness of interest rate swaps, excluding those portions of such gains or losses as would otherwise have been recognized through the income statement during the Award Period;

e.	less, fair value and non-hedge derivative income or (loss);

f.	less, gains or (losses) resulting from debt restructuring;

g.	less, amortization of expense arising from the gain recognized as a result of the modification of subordinated debt during the second quarter of 2009.

h.	less, “bargain purchase” gains recognized through the income statement;

i.	less, a capital charge (credit) equal to 20.0% per annum on an imputed 6.0% equity allocation applied to the average increase (decrease) in average assets during the Award Period, as compared to average assets during the Base Period.

LESS,

2.	Non-interest operating expense (Operating Expense);

a.	less, total OREO expense;

b.	less, FDIC insurance premium expense

PLUS or (MINUS),

3.	Equitable adjustments, as follows:

a.	any adjustment deemed necessary by the Committee to normalize PTPP Earnings as a result of unusual and extraordinary changes in internal cost or income allocations, relative to those included in the Base Period PTPP Earnings, which produce a change in costs or income which are not offset by a corresponding change in cost or income within the Company;

b.	any other adjustments, which, in the sole discretion of the Committee, are required to equitably reflect operating performance during the Award Period with comparable measures of performance during the Base Period.

B) Credit Modifier is defined as the weighted average sum of the following measures of credit quality at the conclusion of or over the course of the Award Period, added to 100% and multiplied by -1:

1)	Percentage change in Classified loans and leases (excluding any FDIC-supported loans and leases) at June 30, 2011 as compared to total Classified loans and leases at June 30, 2009 ($4,647,580,000). 30% weight;

2)	Percentage change in Non-accrual loans, leases and OREO (excluding any FDIC-supported loans, leases and OREO) at June 30, 2011 as compared to total Non-accrual loans, leases and OREO at June 30, 2009 ($1,959,659,000). 30% weight;

3)	Cumulative net charged-off loans and leases, including total OREO expense, during the Award Period less $1,624,285,000 (equal to 1.99% annual net charge-off rate on outstanding loans, leases and OREO (net of FDIC-supported assets) of $40,818,617,000 at the beginning of the Plan Period), divided by $1,624,285. (For purposes of this calculation, any recovery on the Flying J credit shall be calculated at 10% of any recovery recognized during the Plan Period). 40% weight.

4)	Other Administrative Provisions

(1)	This is a discretionary Plan governed and interpreted by the Committee, whose decisions shall be final. The intent of the Plan is to fairly reward Participants for increasing shareholder value. If any adjustments need to be made to allow this Plan to accomplish its purpose, the Committee in its sole discretion can make those adjustments.

(2)	The Committee may, at its sole discretion, alter the terms of the Plan at any time during an Award Period.

(3)	Participants will not vest in any benefits available under the Plan until any payments hereunder are made after the conclusion of the Award Period.

(4)	Participants must be employed by the Company or one of its subsidiaries at the time payment is made. Nevertheless, upon death, permanent disability, or normal or early retirement (unless upon early retirement the Participant becomes employed by an entity which competes with Zions Bancorporation or any of its subsidiaries), Participant (or his/her estate) shall be eligible to receive a pro-rata incentive payment at the conclusion of the Award Period. This award will be based upon the Participant’s calculated award as approved by the Committee and will be prorated for the number of full calendar quarters the Participant was engaged as an officer of the Company or its subsidiaries prior to death, disability or retirement. For purposes of this Plan, a Participant will generally not be considered eligible for early retirement before age 55, or for normal retirement before age 65, unless otherwise approved by the Committee.

(5)	The Company shall retain the right to withhold payment of incentives to Participants in the event of a significant deterioration in the Company’s financial condition, or if so required by regulatory authorities, or for any other reason considered valid by the Board in its sole discretion.

(6)	The terms of this plan are subject to and limited by applicable law (including, without limitation, the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, any applicable regulation or other binding guidance thereunder, or any agreement or arrangement with or restriction imposed by, the United States Department of the Treasury, any bank regulatory agency or any other governmental agency. In particular,

(a)	Payments made under this plan are subject to the “clawback” provisions contained in section 111 and associated regulations promulgated under the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, the Sarbanes-Oxley Act of 2002, and regulations promulgated under such laws, which may require the Company to recover incentive compensation paid, if the compensation was based on materially inaccurate statements of earnings, revenues, gains or other criteria.

(b)

The accrual or payment of incentives under this plan are subject to the limitations prescribed for employees designated to be among the twenty-five highest-compensated employees of the Company, as contained in section 111 and associated regulations promulgated under the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, and regulations promulgated under such laws, which generally provide that incentives under this plan may not be accrued or paid during the period in which such an employee is so designated.

(7)	Designation as a Participant in the Plan does not create a contract of employment for any specified time, nor shall such act to alter or amend the Company’s “at-will” policy of employment.

(8)	In the event a Participant transfers within Zions Bancorporation during the Award Period, he/she may be eligible to receive a pro-rata award from each participating Zions entity based on the number of months in each entity and each entity’s financial and credit performance.

(9)	In the event of a change in control of the Company (as defined in the Company’s Change in Control Plan), the Plan will be terminated and payments shall be made in accordance with the provisions of section 3 (b) of the Change in Control Plan.

(10)	This document is intended to provide a guideline for the creation and distribution of incentive compensation. Nothing herein creates a contractual obligation binding on the Board or the Committee, and no Participant shall have any legal rights with respect to an Award until such Award is distributed.

APPENDIX

The following is an example of how the Plan operates.

Assume that the cumulative Pretax Pre-Provision (PTPP) Earnings for Zions Bancorporation during the two years of the Award Period total $2,120,063,000. This is the equivalent of the Base Period PTPP Earnings ($511,499,000) compounded semi-annually for 2 years at an annual rate of 2.855%.

•	The resulting Base Amount of each Unit is therefore $1.071 (the $.50 achieved by reaching the minimum 0% growth threshold for PTPP Earnings, plus 2.855/.5 x $.10).

The Base Amount is then multiplied by the Credit Modifier. Assume that Classified loans and leases at 6/30/11 are $3,253,771,000; that Non-accrual loans, leases and OREO are $1,069,778,000; and that cumulative net charge-offs over the 2-year period are $1,740,259,000.

•	The Credit Modifier is calculated as follows:

•	Classified loans and leases decreased from $4,647,580,000 at 6/30/09 to $3,253,771,000 at 6/30/11, or -29.99%. This is given a 30% weight, producing a factor of -9.00%.

•	Non-accrual loans, leases and OREO decreased from $1,959,659,000 at 6/30/09 to $1,069,778,000 at 6/30/11, or
-45.41%. This is given a 30% weight, producing a factor of -13.62%

•	Net charge-offs of $1,740,259,000 exceeded the target amount of $1,624,285,000 by +7.14%. This is given a weight of 40%, producing a factor of +2.86%.

•

The three factors are added to 100%, and multiplied by -1 (reflecting the fact that reductions in any of these credit measures positively affects our performance). The composite weighted Credit Modifier is thus:

[(-.0900-.1362+.0286) x -1] +1 = 119.76%

The final Unit Value is $1.071 x 119.76% = $1.283 per Unit.